Exhibit 10.28

From: Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Equity Derivatives

Telephone: (212) 723-7357

Facsimile: (212) 723-8328

July 13, 2007

To: Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attention: Treasurer

Telephone No.: (303) 863-7414

Facsimile No.: (303) 837-5837

Re: 2014 Additional Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Newmont Mining Corporation (“Company”) to Citibank, N.A. (“Citibank”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements relating to this Transaction and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Citibank and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if Citibank and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, (ii) the United States dollars as the Termination Currency, (iii) Second Method and Loss as the payments due upon early termination and (iv) Specified Transaction being specified as “none”) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates (and, without limiting the generality of the foregoing, if any representation or warranty of Company made under the Agreement is addressed by a more specific representation or warranty contained in this Confirmation, they shall be deemed inconsistent and only the more specific representation or warranty in this Confirmation shall apply). The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement and that no existing ISDA Master Agreement between the parties (other than the Agreement) shall apply to the Transaction.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 13, 2007

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Citibank

Shares:	The common stock of Company, par value USD 1.60 per Share (Exchange symbol “NEM”)

Number of Warrants:	324,626, subject to adjustment as provided herein.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 60.2700

Premium:	The amount specified as such by the Calculation Agent in accordance with Premium Determination provisions below, which Premium shall be calculated using the Black-Scholes pricing methodology and using the same input assumptions as used in calculating the Premium under the Confirmation for the Warrants Transaction between Company and Citibank (Re: 2014 Warrants); provided that such Premium shall be based on (i) the volume-weighted average of the Share prices at which Citibank (or an affiliate of Citibank) purchases Shares during the Hedging Period (as defined below) in connection with the hedge of the Transaction, and (ii) the interest rate applicable on the last day of the Hedging Period; provided further that such calculations shall be made in good faith and in a commercially reasonable manner and Citibank shall, upon request, make available to Company such information used by Citibank to make any such calculation or determination of Premium as may be reasonably necessary in order to enable Company to independently confirm the accuracy of such calculation or determination (for the avoidance of doubt, such information shall not include any proprietary models of Citibank).

Premium Payment Date:	The Early Unwind Date as defined in Section 9(e) below; provided that if the Hedging Period has not been completed on or before July 16, 2007 then Premium Payment Date shall be the second Currency Business Day immediately following the last day of the Hedging Period.

Premium Determination:	Beginning on the Trade Date, Citibank or an affiliate of Citibank shall effect, for the account of Citibank, transactions in the Shares to establish its initial hedge of the price and market risk undertaken by Citibank with respect to this Transaction, as well as the amount of the Premium payable by Citibank to Company with respect to this Transaction (the dates on which such transactions are effected being collectively referred to as the “Hedging Period”) and shall within one Currency Business Day from the last day of the Hedging Period notify Company of the amount of the Premium.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date(s):	Each Scheduled Trading Day during the period from and including the First Expiration Date and to and including the 49th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	October 15, 2014 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Date(s)”.

Automatic Exercise:	Applicable; and means that, unless all Warrants have been previously exercised hereunder, a number of Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised; provided that “In-the-Money” means that the Relevant Price for such Expiration Date exceeds the Strike Price for such Expiration Date; and provided further that all references in Section 3.4(b) of the Equity Definitions to “Physical Settlement” shall be read as references to “Net Share Settlement”.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent reasonably determines is material.”

Valuation:

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms:

Settlement Method:	Net Share Settlement.

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Citibank the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System. If, in the reasonable opinion of Company or Citibank based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Citibank under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then Citibank may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 9(m) below apply.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, rounded down to the nearest whole number plus any Fractional Share Amount.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page NEM.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to Section 9(m)(i) hereof.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable; provided that Representation and Agreement in Section 9.11 shall be modified as provided below; and provided further that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties agree that any Shares delivered to Citibank may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws, and Company makes no representation to the contrary thereunder relating to restrictions, obligations, limitations or requirements under applicable securities laws arising from the fact that Company is the issuer of the Shares.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(h) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Citibank may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination).

Consequence of Tender Offers:

Tender Offer:	Applicable; provided however that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(j)(ii)(C) of this Confirmation, Citibank may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(C) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions, any adjustment effected by the Calculation Agent pursuant to Section 12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible bond market.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	50 basis points per annum

Hedging Party:	Citibank for all applicable Additional Disruption Events

Determining Party:	Citibank for all applicable Additional Disruption Events. Whenever the Determining Party is required to act or exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Citibank. Whenever the Calculation Agent is required to act or exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner. The Calculation Agent shall, upon request, make available to Company such information used by it to make any calculation or determination under this Transaction as may be reasonably necessary in order to enable the other to independently confirm the accuracy of such calculation or determination (for the avoidance of doubt, such information shall not include any proprietary models of Citibank).

5. Account Details:

(a)	Account for payments to Company:

Citibank, NA

New York, NY

SWIFT Code: CITIUS33

Federal ABA No: 021000089

Beneficiary: Newmont Mining Corporation

Account No: 30561263

Account for delivery of Shares from Company:

To be provided by Company

(b)	Account for payments to Citibank:

Citibank, N.A.

ABA #021000089

DDA 00167679

Ref: Equity Derivatives

Account for delivery of Shares to Citibank:

DTC 418

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of Citibank for the Transaction is: 390 Greenwich Street, New York, NY 10013

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Company:

Newmont Mining Corporation

1700 Lincoln Street

Denver, Colorado 80203

Attention: Treasurer

Telephone No.: (303) 863-7414

Facsimile No.: (303) 837-5837

(b)	Address for notices or communications to Citibank:

Citibank notice information to follow:

To:	Citibank, N.A.
390 Greenwich Street, 5th Floor
New York, NY 10013

Attention:	Equity Derivatives
Telephone:	(212) 723-7357
Facsimile:	(212) 723-8328

To:	Citibank, N.A.
3880 Greenwich Street, 17th Floor
New York, NY 10013

Attention:	CIB Legal Group—Derivatives
Telephone:	(212) 816-2944
Facsimile:	(646) 291-5875

8. Representations and Warranties

(a)	In addition to the representations and warranties contained in Section 3 of the Agreement, Company hereby represents and warrants, as of the Trade Date, to Citibank that:

i.	The representations and warranties of Company set forth in Section 3 of the Purchase Agreement dated as of July 11, 2007 among Company, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as representatives of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Citibank, as of the Trade Date, as if set forth herein.

ii.

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will (i) conflict with or result in a breach of any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject (including, but not limited to, any agreements and contracts of Company or any of its subsidiaries filed as exhibits to Company’s Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in the Offering Memorandum), except for any such conflict that would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of Company and its subsidiaries taken as a whole or on the performance by Company of its obligations under the Transaction (“Material Adverse Effect”) or (ii) constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except for any such default or lien that would not, individually or in the aggregate, have a Material Adverse Effect.

iii.	On the Trade Date (A) none of Company, its affiliates and its officers and directors is aware of any material nonpublic information regarding Company or the Shares and (B) all reports and other documents filed by Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided that Company shall be deemed to repeat the representation contained in this Section 8(a)(iii) on each day during the Hedging Period.

iv.	(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and will not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Company is not engaged in and will not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the last day of the Hedging Period.

v.	Company is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable or exercisable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable or exercisable for Shares) or otherwise in violation of the Exchange Act.

vi.	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

vii.	Company is not, and after giving effect to the transactions contemplated hereby will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

viii.	Neither Company nor any of its affiliates has purchased any Shares in purchases of blocks (as contemplated by Rule 10b-18 under the Exchange Act) during each of the four calendar weeks preceding the date hereof and Company further covenants and agrees that neither it or any of its affiliates will purchase any Shares prior to the last day of the Hedging Period.

(b)	Each of Citibank and Company represents and warrants that it is an “eligible contract participant” as defined in Section l(a)(12) of the U.S. Commodity Exchange Act, as amended.

(c)

Each of Citibank and Company acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.

Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions:

(a)	Opinion. Company shall deliver to Citibank an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Citibank in form and substance, with respect to the matters set forth in Section 3 of the Agreement and Section 8(a)(ii) of this Confirmation.

(b)	Warrant Shares. Company covenants and agrees that it shall use its best efforts to, as soon as practicable, reserve for issuance upon exercise of the Warrant by the net share settlement method 649,252 shares of its common stock (the “Warrant Shares”) by all required corporate action of Company. Upon reservation the Warrant Shares shall be duly authorized and, when issued and delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, shall be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares shall not be subject to any preemptive or similar rights.

(c)

Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Citibank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 200 million (in the case of the first such notice) or (ii) thereafter more than 50 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Citibank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Citibank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Citibank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Company’s failure to provide Citibank with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(d)	Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Citibank. Citibank may, without Company’s consent, transfer or assign all or any part of its rights or obligations under this Transaction to any third party; provided, however, that Citibank shall not transfer any of its rights or obligations under the Transaction to any entity listed on Schedule A without Company’s consent. If after Citibank’s commercially reasonable efforts, Citibank is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Citibank and within a time period reasonably acceptable to Citibank of a sufficient number of Warrants to reduce (i) Citibank’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Company’s outstanding Shares or less or (ii) the Warrant Equity Percentage to 14.5% or less, Citibank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 7.5% or (ii) the Warrant Equity Percentage following such partial termination will be equal to or less than 14.5%. In the event that Citibank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(j) shall apply to any amount that is payable by Company to Citibank pursuant to this sentence). The “Warrant Equity Percentage” as of any day is the fraction (x) the numerator of which is the sum of (A) the product of (a) the Number of Warrants multiplied by (b) the Warrant Entitlement; plus (B) the product of (a) the Number of Warrants for the Warrants Transaction between Company and Citibank (Re: 2017 Additional Warrants) (the “2017 Additional Warrants Transaction”) multiplied by (b) the Warrant Entitlement for the 2017 Additional Warrants Transaction; plus (C) the product of (a) the Number of Warrants for the Warrants Transaction between Company and Citibank (Re: 2014 Warrants) (the “2014 Warrants Transaction”) multiplied by (b) the Warrant Entitlement for the 2014 Warrants Transaction; plus (D) the product of (a) the Number of Warrants for the Warrants Transaction between Company and Citibank (Re: 2017 Warrants) (the “2017 Warrants Transaction”) multiplied by (b) the Warrant Entitlement for the 2017 Warrants Transaction; and (y) the denominator of which is the number of Company’s Shares outstanding on such day. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Citibank to purchase, sell, receive or deliver any Shares or other securities to or from Company, Citibank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Citibank’s obligations in respect of this Transaction and any such designee may assume such obligations. Citibank shall be discharged of its obligations to Company to the extent of any such performance.

(e)	Early Unwind. In the event the sale of the 1.250% Convertible Senior Notes due 2014 (the “Convertible Notes”) is not consummated with the initial purchasers for any reason by the close of business in New York on July 17, 2007 (or such later date as agreed upon by the parties) (July 17, 2007 or such later date being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Citibank and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Citibank and Company represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(f)	Dividends. If at any time during the period from but excluding the Trade Date, to and including the Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend differs from the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Company, then the Calculation Agent shall adjust any of the Strike Price, Number of Warrants and/or Daily Number of Warrants up or down to preserve the fair value of the Options to Citibank after taking into account such higher or lower dividend or lack thereof, including without limitation to account for the additional value to Citibank resulting from any lower dividend. “Regular Dividend” shall mean for any calendar quarter, USD 0.10 for the first cash dividend or distribution on the Shares for which the Ex-Dividend Date falls within such calendar quarter, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same calendar quarter.

(g)	Reserved

(h)	Additional Provisions.

(i) Amendments to the Equity Definitions:

(A) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an”, (y) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or Warrants” at the end of the sentence.

(D) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Citibank’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(F) Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”

(ii) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Citibank shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Company shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(A) Consummation of (A) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving Company pursuant to which the Shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one or more of Company’s subsidiaries, other than any transaction (i) involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Shares, (ii) where the holders of more than 50% of all classes of Company’s common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction or (iii) that is effected solely to change the jurisdiction of incorporation of Company and results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity; or

(B) There is a default by Company or Newmont USA Limited with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; provided that any event of default under either of the foregoing clauses (i) and (ii) shall be deemed cured and not to be continuing upon the payment of such indebtedness or the rescission or annulment of any acceleration of such indebtedness. “Material Indebtedness” is indebtedness (other than indebtedness under the Convertible Notes and the 1.625% Convertible Senior Notes due 2017 issued by Company pursuant to an indenture to be dated July 17, 2007 between Company, Newmont USA Limited, as subsidiary guarantor, and The Bank of New York, as the trustee) of any one or both of Company and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000; or

(C) A “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Company, any of its subsidiaries or any of Company’s or its subsidiaries employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of all shares of such common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer; or

(D) Citibank, despite using commercially reasonable efforts, is unable or reasonably determines, based on advice of counsel, that it is impractical or illegal, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citibank in light of legal, regulatory, or self-regulatory concerns).

(i)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of Company’s payment obligations to the extent of Citibank’s payment obligations to Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Company and, for the avoidance of doubt, Company shall fully satisfy such payment obligations notwithstanding any payment obligation to Company by Citibank in the same currency and in the same Transaction.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to Citibank, (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions (except in the event of an Insolvency, Nationalization, Tender Offer or Merger Event in which the consideration or proceeds to be paid to holders of shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in (x) Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or (y) a Termination Event of the type described in Section 5(b) of the Agreement, in the case of both (x) and (y), resulting from an event or events outside Company’s control) (a “Payment Obligation”), Company shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Citibank, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Citibank shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative.

Share Termination Alternative:	If applicable, Company shall deliver to Citibank the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, subject to paragraph (m)(i) below, in satisfaction, subject to paragraph (m)(ii) below, of the Payment Obligation in the manner reasonably requested by Citibank free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Citibank of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. The Calculation Agent shall notify Company of such Share Termination Unit Price at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in paragraph (m)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (m)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the Announcement Date (in the case of a Nationalization, Insolvency or Delisting) or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(k)	Registration/Private Placement Procedures. If, in the reasonable opinion of Citibank, following any delivery of Shares or Share Termination Delivery Property to Citibank hereunder, such Shares or Share Termination Delivery Property would be in the hands of Citibank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Citibank waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)

If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares commercially reasonably acceptable to Citibank; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Citibank (or any affiliate designated by Citibank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Citibank (or any such affiliate of Citibank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Citibank, commercially reasonable opportunity to conduct due diligence investigation in compliance with applicable law with respect to Company customary in scope for private placements of equity securities (including, without limitation, the right to have made available for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by Citibank or any designated buyer of the Restricted Shares, subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Company, opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Citibank. In the case of a Private Placement Settlement, Citibank shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (l) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Citibank hereunder; provided that in no event shall such number be greater than 649,252 (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Citibank to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (l) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

In the event Company shall not, as a result of the proviso above relating to the Maximum Amount, have delivered the full number of Restricted Shares otherwise applicable (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Shares that are not reserved for other transactions. Company shall immediately notify Citibank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

In the event of a Private Placement Settlement, the Net Share Settlement Amount or the Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Payment Obligation, respectively, plus an additional amount of Shares or Share Termination Delivery Property (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by Citibank as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date or the date on which the Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis. The foregoing provision shall be without prejudice to Citibank’s rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

As used in this Section, “Spread” means, with respect to any Net Share Settlement Amount or Payment Obligation, respectively, the credit spread over the applicable overnight rate that would be imposed if Citibank were to extend credit to Company in an amount equal to such Net Share Settlement Amount, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date or the date on which the

Payment Obligation is due, respectively. Commercial reasonableness shall take into consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of Company (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance commercially reasonably satisfactory to Citibank, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, a reasonable opportunity to conduct a due diligence investigation with respect to Company that is customary in scope for underwritten offerings of equity securities, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Citibank. If Citibank, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Citibank is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the first Expiration Date pursuant to Section 2 above, (y) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (l) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Citibank completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Citibank by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to deliver the Additional Amount in Shares, the requirements and provisions for Registration Settlement or Private Placement Settlement shall apply to such Additional Amount. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Amount.

(iii)

Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Citibank, as purchaser of such Restricted Shares, (i) may be transferred by and among Citibank and its affiliates and Company shall effect such transfer without any further action by Citibank and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted

Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Citibank (or such affiliate of Citibank) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by Citibank in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Citibank (or such affiliate of Citibank).

For the avoidance of doubt, nothing in this Section 9(k) regarding private placement shall be read as requiring the Company to deliver cash in respect of the settlement of the Transaction contemplated by this Confirmation.

(l)	Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Citibank be entitled to receive, or shall be deemed to receive, any Shares, if upon such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Citibank or any entity that directly or indirectly controls Citibank (collectively, “Citibank Group”) would be equal to or greater than 4.5% or more of the outstanding Shares. If any delivery owed to Citibank hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Citibank gives notice to Company that such delivery would not result in Citibank Group directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares. No additional compensation or amounts shall be due Citibank as a consequence of such delayed settlement.

(m)

Share Deliveries. Company acknowledges and agrees that, unless Company has reason, upon the advice of counsel, to believe otherwise at the applicable time, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Citibank will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 2 years from the Trade Date shall be eligible for resale under Rule 144(k) of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Company further agrees, for any delivery of Shares or Share Termination Delivery Property hereunder at any time after 1 year from the Trade Date but within 2 years of the Trade Date, to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Restricted Share to remove, any legends referring to any such restrictions or requirements from such Restricted Shares. Such Restricted Shares will be de-legended upon delivery by Citibank (or such affiliate of Citibank) to Company or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Citibank (or such affiliate of Citibank). Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 1 year from the Trade Date, may be transferred by and among Citibank and its affiliates and Company shall effect such transfer without any further action by Citibank. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(n)	Governing Law. New York law (without reference to choice of law doctrine).

(o)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(q)	Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Company be required to deliver more than the Maximum Amount of Shares in the aggregate to Citibank in connection with this Transaction, subject to the provisions regarding Deficit Restricted Shares

(r)	Right to Extend. Citibank may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Citibank determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Citibank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Citibank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Citibank were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Citibank.

(s)	Status of Claims in Bankruptcy. Citibank acknowledges and agrees that this Confirmation is not intended to convey to Citibank rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any U.S. bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Citibank’s rights in respect of any transactions other than the Transaction. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Company herein under or pursuant to any other agreement.

(t)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning an executed copy to Equity Derivatives, Citibank, N.A., 390 Greenwich Street, New York, New York 10013, Facsimile No. (212) 723-8328.

Very truly yours,

CITIBANK, N.A.

/s/ Jason Shrednick
Authorized Signatory
Jason Shrednick

Accepted and confirmed

as of the Trade Date:

NEWMONT MINING CORPORATION

By:	/s/ Thomas P. Mahoney
Authorized Signatory
Name: Thomas P. Mahoney, Vice President and Treasurer